Exhibit 1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-2241, 33-16801, 33-42733, 33-56572, 333-39671 and 333-93517) pertaining to the Chiquita Savings and Investment Plan and in the related Prospectus of our report dated June 20, 2003, with respect to the financial statements and supplemental schedule of the Chiquita Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/    ERNST & YOUNG LLP

Cincinnati, Ohio

June 27, 2003